                                                                    Exhibit 10.6

                                                                  EXECUTION COPY

                              TAX SHARING AGREEMENT

                  THIS AGREEMENT, dated as of February 28, 2001, is by and between PMD Group Holdings Inc, a Delaware corporation ("Parent"), and PMD Group Inc., a Delaware corporation ("Corp.").

                              W I T N E S S E T H:
                              - - - - - - - - - -

                  The parties hereto agree as follows:

                  1. Definitions. For the purposes of this Agreement, the following terms shall be defined as follows:

                           (a) "Affiliated Group" shall mean a group of
                  corporations described in Section 1504(a) of the Code which files a consolidated U.S. federal income tax return.

                           (b) "AMT" shall mean the alternative minimum tax
                  imposed by Section 55(a) of the Code.

                           (c) "Code" shall mean the Internal Revenue Code of
                  1986, as amended.

                           (d) "Corp. Group" shall mean Corp. and all of its
                  direct and indirect U.S. subsidiaries which are members of the Parent Group.

                           (e) "Corp. Group Separate Tax Liability" for a
                  Taxable Year shall mean the liability for U.S. federal income tax (including AMT, if any) (as determined under Section 5 below) of the Corp. Group computed as though the Corp. Group filed a consolidated U.S. federal income tax return separate from the Parent Group for such taxable period and all prior taxable periods, which amount shall not be less than zero.

                           (f) "Current Year" shall mean the Taxable Year of the
                  Parent Group that includes February 28, 2001.

                           (g) "Formula Amount" shall have the meaning set forth
                  in Section 4.

                           (h) "Parent Group" shall mean the Affiliated Group
                  for U.S. federal income tax purposes of which Parent is the common parent.

                           (i) "Parent Group Tax Liability" for a Taxable Year
                  shall mean the actual liability of the Parent Group for U.S. federal income tax (including AMT, if any) for such Taxable Year.

                           (j) "Parent Separate Group" shall mean the Parent
                  Group, excluding all members of the Corp. Group.

                           (k) "Parent Separate Tax Liability" for a Taxable
                  Year shall mean the liability for U.S. federal income tax (including AMT, if any) (as determined under Section 5) of the Parent Group computed as though no member of the Corp. Group had ever been a member of the Parent Group, which amount shall not be less than zero.

                           (l) "IRS" shall mean the Internal Revenue Service.

                           (m) "Measuring Date" shall have the meaning set forth
                  in Section 6.

                           (n) "Separate Tax Liability" shall mean the Parent
                  Separate Tax Liability or the Corp. Group Separate Tax Liability, as the case may be.

                           (o) "Taxable Year" shall mean the period for which a
                  U.S. federal income tax return is made.

Capitalized terms used herein without definitions and defined or referenced in the Credit Agreement, dated as of February 28, 2001, by and among PMD Group Inc., Bankers Trust Company and Credit Suisse First Boston (the "Credit Agreement"), shall have the meanings ascribed thereto in the Credit Agreement.

                  2. This is the Tax Sharing Agreement contemplated by the Credit Agreement and the Prospectus dated February 23, 2001 to the 11% Senior Subordinated Notes 2011.

                  3. Parent shall pay to the IRS the entire Parent Group Tax Liability and shall indemnify and hold harmless each member of the Corp. Group with respect to any Parent Group Tax Liability paid to the IRS by such member (including by reason of Section 1.1502-6 of the Treasury Regulations) for any Taxable Year during which such member was a member of the Corp. Group, subject in the case of members of the Corp. Group to offset by any amount due to Parent from the Corp. Group pursuant to this Agreement. Corp. consents, on behalf of itself and each member of the Corp. Group, to the filing with Parent of consolidated U.S. federal income tax returns for the Current Year and subsequent years, and in connection therewith, agrees to file and to cause each other member of the Corp. Group to file, an IRS Form 1122 to be attached to the initial Parent Group consolidated U.S. federal income tax return.

                  4. Subject to the provisions of Sections 5 and 6 below, on each due date for the payment of any Parent Group Tax Liability (or any portion thereof, including installments of estimated tax) by Parent for each Taxable Year in which Parent and the Corp. Group are included in the same Affiliated Group, Corp. shall pay to Parent an amount (the "Formula Amount") equal to the product of (a) the Parent Group Tax Liability (or portion thereof) to be paid on such date by Parent to the IRS and (b) a fraction of which (i) the numerator is the estimate of the Corp. Group Separate Tax Liability (or appropriate portion thereof) and (ii) the denominator is the sum of the estimates of the Corp. Group Separate Tax Liability (or appropriate portion thereof) and the Parent Separate Tax Liability (or appropriate portion thereof) for such Taxable Year (or appropriate portion thereof). A final determination of the Formula Amount shall be made no later than 90 days after the filing of the Parent Group consolidated U.S. federal income tax return for any Taxable Year. If such final determination reveals that amounts previously paid by Corp. to Parent for such Taxable Year were less than the Formula Amount, as so finally determined, Corp. shall pay to Parent the additional amount due, plus interest thereon at the rate applicable to underpayments of tax under Code Section 6621, within 30 days of such final determination. If such final determination reveals that amounts previously paid by Corp. to Parent for such Taxable Year were more than the Formula Amount, as so finally determined, Parent shall pay to Corp. such excess amount, plus interest thereon at the rate applicable to underpayments of tax under Code
Section 6621, within 30 days after such final determination or, if later, within 30 days after the receipt of a refund thereof by Parent from the IRS. If as the result of an audit or otherwise, there are adjustments which increase the Formula Amount, or interest or penalties with respect thereto, for a Taxable Year, Corp. shall make additional payments to Parent together with any interest and penalties that such adjustments require to be paid to the IRS. If as the result of an audit or otherwise (including for the avoidance of doubt, by reason of a carryback) there are adjustments which decrease the Formula Amount for a Taxable Year, the amount of any such overpayment shall be paid to Corp. by Parent together with interest, if any, to the extent that such adjustments require the payment of interest by the IRS to Parent. Payments by or to Corp. required as the result of adjustments shall be made promptly after the final determination of such adjustments or, in the case of amounts owed by Parent to Corp., if later, within 30 days after the receipt of a refund thereof by Parent from the IRS. Any interest paid or received by Corp. pursuant to this Section 4 shall be considered an item attributable to it and not to Parent in determining the Parent Separate Tax Liability and the Corp. Group Separate Tax Liability.

                  5. The Parent Separate Tax Liability and the Corp. Group Separate Tax Liability shall be computed as if the members of each such group filed a separate consolidated U.S. federal income tax return for such members (or, in the case of the Parent Separate Group, a separate return if Parent is the only member of such Group) except that such computation shall (1) apply the separate tax liability adjustment principles of Treas. Reg. Section 1.1552-1(a)(2)(ii), or any successor provision thereto, as they would apply between (i) the Parent Separate Group and (ii) the Corp. Group, (2) be consistent with the elections made, and the tax positions taken in determining the Parent Group Tax Liability, and (3) be in accordance with Section 8.

                  6. If the cumulative amount of tax borne by the Parent Separate Group or the Corp. Group under Section 4 and this Section 6 is greater by the end of any Taxable Year (a "Measuring Date") than the amount of such group's cumulative Separate Tax Liability through that Measuring Date, the other group shall pay to such group the amount of such excess, but the amount of such payment shall not exceed the amount by which the paying group's cumulative liability under Section 4 and this Section 6 has been less than its cumulative Separate Tax Liability through that Measuring Date. The amounts under the preceding sentence shall be computed on a cumulative basis beginning with the Current Year. Notwithstanding anything to the contrary in this Agreement, if as is currently contemplated, the members of the Parent Separate Group engage in no material activity other than holding directly or indirectly the stock of Corp., the Corp. Group shall bear and fund all of the Parent Group Tax Liability and all the liabilities described in Section 7.

                  7. In the event that any member of the Parent Separate Group files a combined, unitary or consolidated state, local or foreign income tax return with any member of the Corp. Group or files any return for a tax based on capital that includes the capital of any member of the Corp. Group, the provisions of Sections 1 through 6 and Section 8 shall apply MUTATIS MUTANDIS to any such taxes as if such returns were consolidated U.S. federal income tax returns. Any amount borne by members of the Corp. Group or members of the Parent Separate Group pursuant to this Section 7 shall be considered an item attributable to it and not to the other in determining each group's Separate Tax Liability.

                  8. In computing Parent Separate Tax Liability, any losses or credits shall not be carried back to a Taxable Year prior to the Current Year. This Agreement and any agreements executed in connection herewith constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings of the parties in connection therewith.

                  9. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors. This Agreement shall be governed by, and construed in accordance with, the domestic laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. This Agreement may be executed in one or more counterparts, all of which, taken together, shall constitute one and the same instrument.

                  IN WITNESS WHEREOF, the parties hereto have executed and delivered this Tax Sharing Agreement as of the date first above written.

                                           PMD GROUP HOLDINGS INC.


                                           By
                                               ---------------------------------
                                               Name:
                                               Title:


                                           PMD GROUP INC.


                                           By
                                               ---------------------------------
                                               Name:
                                               Title: